Exhibit 10.4

PATENT AND SOFTWARE LICENSE AGREEMENT

This PATENT AND SOFTWARE LICENSE AGREEMENT (the “Agreement”), effective this 30th day of April, 2004 (the “Effective Date”), is between Pharmacopeia Drug Discovery, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 3000 Eastpark Boulevard, Cranbury New Jersey 08512 (“PDD”), and Pharmacopeia, Inc., a corporation organized and existing under the laws of the State of Delaware and having a place of business at 9685 Scranton Road, San Diego, California 92121-3752 (“Pharmacopeia”), for itself and on behalf of Accelrys Inc. and each of Pharmacopeia’s subsidiaries other than PDD (Pharmacopeia and such subsidiaries other than PDD being referred to herein collectively as the “Pharmacopeia Group”).

WHEREAS, the Pharmacopeia Group is the owner of certain software product(s), together with the related documentation and components thereto, as well as all rights, title and interest in and to the inventions disclosed in certain patents and patent applications;

WHEREAS, PDD is the owner of all rights, title and interest in and to the inventions disclosed in certain patents and patent applications;

WHEREAS, PDD has incurred significant expenses in connection with the filing, prosecution and maintenance of such patents and patent applications;

WHEREAS, PDD desires to obtain, and the Pharmacopeia Group desires to grant, a license to PDD to the software and a license to practice the inventions claimed by the Licensed Patents; and

WHEREAS, the Pharmacopeia Group desires to obtain, and PDD desires to grant, a license to practice the inventions claimed by the PDD patents;

NOW THEREFORE, the parties agree as follows:

1.             Definitions. For all purposes of this Agreement, the following terms have the meanings set forth below:

1.1.          “Affiliate” of a party means any legal entity directly or indirectly controlling, controlled by or under common control with that party. For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of the legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of the legal entity, or the right to direct the policy decisions of the legal entity.

1.2.          “Documentation” means the then current on-line help, guides, and manuals published by the Pharmacopeia Group and made generally available by the Pharmacopeia Group for the Software.  Documentation shall include any updated Documentation that the Pharmacopeia Group provides with Updates.

1.3.          “Licensed Patents” means the patents and patent applications listed on Exhibit A attached hereto, and any and all patents issuing from the patent applications listed on such Exhibit A, or issuing from any divisions or continuations of such applications, as well as all re-issues, re-examinations, renewals or extensions of such patents.

1.4.          “PDD Patents” means the patents and patent applications listed on Exhibit C attached hereto, and any and all patents issuing from the patent applications listed on such

Exhibit C, or issuing from any divisions or continuations of such applications, as well as all re-issues, re-examinations, renewals or extensions of such patents.

1.5.          “PDD Patent Product” means a software product, developed or commercialized by the Pharmacopeia Group, which meets the following description: (i) in the absence of the license granted under Section 3.4.a of this Agreement, the making, using, copying, sale, rental, lease or offer for sale, rental or lease of such software product would infringe any claim of a PDD Patent, or (ii) any software product designed or developed for use with software described in (i)

1.6.          “PDD’s Internal Business” means the design and manufacture of compounds for sale to and use by third parties, for its own use, and for use in performing drug discovery and development services for third parties; the selection and evaluation of appropriate target molecules; the development of assays for screening against target molecules; the screening of compounds against target molecules for its own internal research or for third parties and interpreting and advising on the results of such screening; and the performing of medicinal/pharmaceutical chemistry services for its own internal research or for third parties.

1.7.          “Software” means the software product(s), together with the Documentation and components (including new releases, enhancements, and modifications provided under warranty or maintenance, if applicable) listed on attached Exhibit B.

1.8.          “Software License Term” means the period commencing on the Effective Date and ending on April 30, 2007.

1.9.          “Source Code” means the program instructions for the software programs known as TopKat, LibProp and ADME Profiler, as those programs are constructed as of the Effective Date.

1.10.        “Update(s)” means new releases, corrections, enhancements, improvements and modifications of the Software and/or Documentation that are (a) subsequent releases of the Software that (i) add new features, functionality, and/or improved performance, (ii) operate on new or other databases, operating systems, or client or server platforms, or (iii) add new foreign language capabilities; (b) bug or error fixes, patches, workarounds, and maintenance releases; (c) new point releases, including those denoted by a change to the right of the first decimal point (e.g., version 3.0 to 3.1) and (d) new major version releases, regardless of the version name or number, but including those denoted by (i) a change to the left of the first decimal point (e.g., version 5.0 to 6.0) and/or (ii) the addition of a date designation or a change in an existing date designation (e.g., version 1999 to 2000); provided, however that Updates shall not include new or separate products which are offered only for an additional fee to its customers generally, including those customers purchasing maintenance services.

1.11.        “User(s)” means the named or specified (by password or other user identification) individuals authorized by PDD to use the Software, regardless of whether the individual is actively using the Software at any given time.  PDD may replace Users and authorize new Users as necessary to reflect personnel changes provided that the number of Users at any given time does not exceed the maximum number of Users at any given time.  Users may include the employees of PDD or third parties; provided that such third party is limited to use of the Software (i) only as configured and deployed by PDD, and (ii) solely in connection with PDD’s business operations as conducted by or through such third party, including but not limited to the installation, administration or implementation of the Software for PDD.  PDD agrees that it is responsible for ensuring that any usage by its employees and any such third parties is in accordance with the terms and conditions of this Agreement.  It is expressly understood and agreed that Users shall not include the employees or consultants of, or third parties working with, any individual or entity that acquires a controlling interest in PDD or PDD’s Internal Business, whether by merger, consolidation, reorganization or similar transaction or by sale, transfer or disposition of all or substantially all PDD’s assets, properties or business.

2.             Software License to PDD.

2.1.          License Grant. Subject to the terms and conditions of this Agreement, the Pharmacopeia Group hereby grants, and PDD accepts for the Software License Term, a worldwide, paid-up, royalty-free, irrevocable (subject to Section 2.2), nontransferable (with no right to sublicense) and non-exclusive license to use the Software for the sole purpose of processing the work of PDD’s Internal Business.

a.             PDD may only use the Software at the specific location(s) at which the Software currently is utilized or to which the Software is subsequently delivered.

b.             For host-locked licenses, PDD may use the Software only on the central processing unit (the “Licensed CPU”) originally designated for installation or as agreed to by the relevant member of Pharmacopeia Group, and only at the specific location at which the Software is currently utilized or to which the Software is subsequently delivered.  For floating licenses, the Software may be accessed by any computer that is commercially supported by PDD and within PDD’s authorized network at the specific location at which the Software is currently utilized or to which the Software is subsequently delivered.

c.             The Software may be used simultaneously by no more than the maximum number of Users set forth on Exhibit B, and may not be electronically or otherwise transferred to a different physical location.

i.              If, during the License Term, PDD desires to use the Software for additional simultaneous Users, at another site, or on a different Licensed CPU (for host-locked licenses), PDD shall secure the prior approval of the relevant member of the Pharmacopeia Group, which will not be unreasonably withheld but which will be conditioned upon payment by PDD of the Pharmacopeia Group’s then-current license fees for such additional Users, additional site or different Licensed CPU.

ii.             If, after the expiration or termination of the License Term, PDD desires to use the Software for additional simultaneous users, at another site, or on a different Licensed CPU (for host-locked licenses), PDD shall secure the prior approval of the relevant member of the Pharmacopeia Group, which may be granted subject to additional charges.

2.2.          License Term. The license granted in Section 2.1 shall be in effect for the Software License Term, unless earlier terminated by one of the parties as set forth in Section 8.2 or 8.4, or extended by mutual written agreement of the parties.

2.3.          Software Ownership. The Software, documentation, and supporting materials and all worldwide intellectual property rights therein are the sole and exclusive property of the

Pharmacopeia Group and its licensors or suppliers.  Except to the limited extent required for PDD to use the Software pursuant to the license granted in Section 2.1, nothing in this Agreement will be deemed to grant, by implication, estoppel or otherwise, a license in any existing or future patents of the Pharmacopeia Group.  No title or ownership rights to the Software are transferred to PDD by this Agreement, but shall remain with the Pharmacopeia Group and/or its licensors or suppliers.  All rights not expressly granted by the Pharmacopeia Group with respect to the Software under this Agreement are reserved by the Pharmacopeia Group.

2.4.          Software Maintenance.

a.             During the Software License Term, the Pharmacopeia Group will provide maintenance services that include both Update Service and Hotline Support as described in this Section 2.4.a.i and 2.4.a.ii at no additional cost or expense to PDD.

i.              Update Service includes the provision to PDD of all Updates that are made by the Pharmacopeia Group during the Software License Term within thirty (30) days of the date such Updates are available to the Pharmacopeia Group’s other customers.

ii.             Hotline Support includes commercially reasonable telephone and electronic mail assistance and consultation to assist PDD in resolving problems with the use of the Software, including the verification, diagnosis, and correction of material errors and defects in the Software.  Maintenance service does not include new products sold separately by the Pharmacopeia Group, which products must be separately licensed by PDD.

For clarity, installation, implementation, integration or similar services do not fall within the maintenance services to be provided by the Pharmacopeia Group under this Agreement.  Should PDD require such services, these may be available subject to payment of the Pharmacopeia Group’s then-standard fees for such services and execution of the Pharmacopeia Group’s then-standard terms and conditions for such services.

b.             After the Software License Term, upon payment of the applicable maintenance fee by PDD, maintenance services will be provided under the Pharmacopeia Group’s standard commercial terms for customers using the Software for twelve-month periods unless terminated by either party upon thirty (30) days written notice prior to the renewal date.  Annual maintenance fees are payable in advance on the anniversary date of the order.

2.5.          Non-Disclosure; Alterations; Copies.

a.             PDD acknowledges and agrees that the Software, its structure, organization, source code and related documentation are valuable and proprietary trade secrets of the Pharmacopeia Group.  PDD shall (i) maintain the confidentiality of the Software, using, at a minimum, the same safeguards afforded its own confidential, proprietary trade secrets, but in no event less than reasonable care; (ii) not disclose, provide, transfer, rent, sublicense, or otherwise make available any portion of the Software to any third party, without first obtaining the written approval of the relevant member of the Pharmacopeia’s Group.  PDD’s non-disclosure obligation shall not apply to information now or hereafter in the public domain through no fault of PDD, information in the possession of PDD prior to disclosure by the Pharmacopeia Group, information properly obtained without restriction from a third party who is not bound by an obligation of confidentiality to the Pharmacopeia Group, or information independently developed by PDD without reference to the Software.

b.             PDD acknowledges any actual or threatened breach of the obligations of confidentiality set forth in Section 2.5.a will constitute immediate, irreparable harm to the Pharmacopeia Group for which monetary damages would be an inadequate remedy, and that the Pharmacopeia Group may, in addition to any other remedy under this Agreement, seek injunctive or other appropriate equitable relief as remedy for such breach.

c.             PDD shall not alter, modify, adapt, translate, reverse engineer, decompile, disassemble, or create derivative works from the Software, nor take any other steps intended to produce a source language statement of the Software or any part thereof without the express prior written consent of the relevant member of the Pharmacopeia Group.

d.             PDD is authorized to copy the Software solely for backup, archival, and disaster recovery purposes and only to the minimum extent necessary to accomplish such purposes.  PDD shall not remove any copyright or proprietary rights notices from the Software and shall reproduce all such notices on any copies that it makes.

2.6.          Publication Acknowledgement. If the Software is used by PDD to obtain results that are published in a scientific journal or other publication, PDD will acknowledge its use of the Software with an appropriate citation, which shall include the Pharmacopeia Group’s then current full corporate name and the name of the Software product used.

2.7.          Applicable Laws. PDD agrees to comply with all applicable laws and regulations in its performance under this Agreement.  PDD acknowledges that the Software may be subject to U.S. Export controls, and agrees not to export the Software or any part or direct product thereof in violation of U.S. Bureau of Industry Security regulations.  In furtherance of these obligations, PDD hereby represents, warrants and covenants that it will not use, or authorize or permit any other person, firm, corporation or other entity to use, the Software or make the Software available for use in connection with the design, development, production, stockpiling or use of any chemical or biological weapons.  PDD agrees to defend, indemnify, and hold harmless the Pharmacopeia Group from and against any violation of such laws or regulations by PDD or any of its respective agents, officers, directors or employees.  This indemnity provision shall survive any termination of this Agreement.

3.             Patent Licenses.

3.1.          License Grant to PDD.

a.             The Pharmacopeia Group grants to PDD, and PDD accepts, a worldwide, paid-up, royalty-free, irrevocable, nontransferable and non-exclusive license to the Licensed Patents solely for use in PDD’s Internal Business.

b.             The rights and licenses granted are personal and may not be sub-licensed, assigned or otherwise transferred except only as expressly set forth in this Agreement.

c.             Notwithstanding Section 3.1.b, PDD may grant a sublicense to the Licensed Patents to those of its customers who practice the Licensed Patents in a field that is not competitive with the software products and services provided by the Pharmacopeia Group.

d.             PDD and the Pharmacopeia Group each acknowledges and agrees that no right or license in or to any patent or proprietary right of the Pharmacopeia Group, other than to the Licensed Patents as expressly set forth herein, is granted by this Agreement, either expressly or by implication.

3.2.          Maintenance of Intellectual Property Rights.

a.             As of the Effective Date and until the termination or expiration of the license granted in Section 3.1.a, the Pharmacopeia Group shall be responsible, at the Pharmacopeia Group’s sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where the Pharmacopeia Group deems appropriate, those patents and patent applications incorporated in the Licensed Patents and conducting any interference, re-examination, reissue and opposition proceedings relating to such Licensed Patent.  PDD agrees to cooperate in any manner reasonably requested in connection with all such actions by the Pharmacopeia Group; provided that PDD is reimbursed by the Pharmacopeia Group for any expenses resulting from such cooperation.

b.             As of the Effective Date and until the termination or expiration of the license granted in Section 3.1.a, the Pharmacopeia Group shall keep PDD fully informed as to the status of patent matters described in Section 3.2.a including, without limitation, by providing copies of any substantive documents that the Pharmacopeia Group receives from any patent offices concerning the Licensed Patents promptly after receipt by the Pharmacopeia Group and by providing PDD with the opportunity to fully review and comment on any substantive documents which will be filed in any patent office as far in advance of a filing date as reasonable.  The documents shall include, without limitation, and where applicable, office actions, notice of all fees due, notices of interference, reissue, re-examination, or opposition proceedings or requests for patent term extensions.

c.             As of the Effective Date and until the termination or expiration of the license granted in Section 3.1.a, in the event the Pharmacopeia Group decides to cease prosecuting or maintaining any patents and patent applications incorporated in the Licensed Patents, or decides not to conduct any interference, re-examination, reissue or opposition proceedings with respect thereto, the Pharmacopeia Group will inform PDD of such decision at a time sufficient to allow PDD to respond to any outstanding office action or other obligation, and PDD will have the right but not the obligation to maintain such patents and patent applications, and to conduct any interference, re-examination, reissue or opposition proceedings with respect thereto, at PDD’s sole expense.  The Pharmacopeia Group agrees to assign such patent applications to PDD, and to cooperate in any manner reasonably requested in connection with any such actions by PDD, at the expense of PDD.

3.3.          Patent Enforcement.

a.             As of the Effective Date and until the termination or expiration of the license granted in Section 3.1.a, in the event the Pharmacopeia Group learns that any third party, including without limitation a customer of the Pharmacopeia Group, is or might be infringing, or preparing to infringe, any Licensed Patent, then the Pharmacopeia Group will promptly notify PDD of such information.  Upon such notice, PDD and the Pharmacopeia Group will consult one another in a timely manner concerning any appropriate response to such infringement or noncompliance.  Each party agrees to cooperate in all reasonable respects with the other in any action either may take against infringement of any Licensed Patent.

b.             The Pharmacopeia Group may, but is not obligated to, enforce the Licensed Patents, at the Pharmacopeia Group’s own expense, against any such third party infringing the same.  PDD may join any such lawsuit at its own expense.  In the event the Pharmacopeia Group elects not to enforce the Licensed Patents against such third party infringer, PDD may assume the responsibility for enforcing the Licensed Patents, at PDD’s sole expense. However, absent the Pharmacopeia Group’s permission, PDD may not enforce the Licensed Patents against any third party.

c.             The Pharmacopeia Group will not enter into any settlement or compromise with such an infringing third party that requires PDD to sublicense or relinquish any of the rights granted to PDD hereunder without PDD’s prior written consent.  In the event PDD assumes the responsibility for enforcing the Licensed Patents against such third party, PDD will not enter into any settlement or compromise with an infringing third party without the consent of the Pharmacopeia Group.

d.             In any action to enforce any Licensed Patents, either party, at the reasonable request and sole expense of the other party, will cooperate to the fullest extent reasonably possible with the other party, including being joined as a party to the action, if necessary.  This provision does not require, and may not be construed to require, either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

e.             Any consideration received or recovered by either party from any litigation or settlement of any claim or suit pursuant to Section 3.3.b will first be applied to reimburse the Pharmacopeia Group and PDD, as applicable, for such party’s respective litigation expenditures related to enforcing the Licensed Patents licensed to PDD under this Agreement.  Any additional recovery, beyond the collective expenditures, will be divided between PDD and the Pharmacopeia Group in proportion to each party’s respective share of the litigation expenditures related to the Licensed Patents licensed to PDD under this Agreement.

3.4.          License Grant to the Pharmacopeia Group.

a.             PDD grants to the Pharmacopeia Group and the Pharmacopeia Group accepts, a worldwide, paid-up, royalty-free, irrevocable, and non-exclusive license under the PDD Patents to make, use, copy, sell, rent, lease or offer to sell, rent or lease PDD Patent Products.

i.              Other than as set forth in Section 3.4.a.ii, below, the rights and license granted in Section 3.4.a are personal and may not be sub-licensed, assigned or otherwise transferred absent the express written consent of PDD, which consent will not be unreasonably withheld.

ii.             PDD grants to the Pharmacopeia Group and the Pharmacopeia Group accepts, the right to sublicense to the transferees of PDD Patent Products the rights granted in Section 3.4.a for the limited purpose of practicing the PDD Patents in the form of using the PDD Patent Products.  No other right to sublicense the rights granted in Section 3.4.a are granted in this Agreement.

b.             PDD and the Pharmacopeia Group each acknowledges and agrees that no right or license in or to any patent or proprietary right of PDD, other than to the PDD Patents as expressly set forth herein, is granted by this Agreement, either expressly or by implication.

c.             In consideration for the license granted under this Agreement, the Pharmacopeia Group agrees to grant PDD, and PDD accepts, a nontransferable right to use only for its own internal purposes, free of charge, any PDD Patent Product.  Within thirty (30) days after the first commercial sale, rental or lease of any PDD Patent Product or any update, upgrade or enhancement thereof, the Pharmacopeia Group shall provide at least one copy of the compiled code for such PDD Patent Product to PDD, in a format as normally provided by the Pharmacopeia Group to its paying customers.  The Pharmacopeia Group further agrees to provide, at no charge to PDD, support and documentation for such PDD Patent Product, comparable to the support and documentation for such software normally provided by the Pharmacopeia Group to its paying customers.

3.5.          Maintenance of Intellectual Property Rights.

a.             As of the effective Date, PDD shall be responsible, at PDD’s sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where PDD deems appropriate, those patents and patent applications incorporated in the PDD Patents and conducting any interference, re-examination, reissue and opposition proceedings relating to such Patent Rights.  The Pharmacopeia Group agrees to cooperate in any manner reasonably requested in connection with all such actions by PDD; provided that the Pharmacopeia Group is reimbursed by PDD for any expenses resulting from such cooperation.

b.             In the event PDD decides to cease prosecuting or maintaining any patents and patent applications incorporated in the PDD Patents, or decides not to conduct any interference, re-examination, reissue or opposition proceedings with respect thereto, PDD will inform the Pharmacopeia Group of such decision at a time sufficient to allow the Pharmacopeia Group to respond to any outstanding office action or other obligation, and the Pharmacopeia Group will have the right but not the obligation to maintain such patents and patent applications, and to conduct any interference, re-examination, reissue or opposition proceedings with respect thereto, at the Pharmacopeia Group’s sole expense.  PDD agrees to cooperate in any manner reasonably requested in connection with any such actions by the Pharmacopeia Group, at the expense of the Pharmacopeia Group.

3.6.          Patent Enforcement.

a.             In the event the Pharmacopeia Group learns that any third party, other than a customer of PDD, is or might be infringing, or preparing to infringe, any PDD Patent, then the Pharmacopeia Group will promptly notify PDD of such information.  Upon such notice, the Pharmacopeia Group and PDD will consult one another in a timely manner concerning any appropriate response to such infringement or noncompliance.  Each party agrees to cooperate in all reasonable respects with the other in any action either may take against infringement of any PDD Patent.

b.             PDD may, but is not obligated to, enforce the PDD Patents, at PDD’s own expense, against any third party infringing the same.  The Pharmacopeia Group may join any such lawsuit at its own expense.  In the event PDD elects not to enforce the PDD Patents against a third party infringer, the Pharmacopeia Group may, only with the express written consent of PDD, which consent will not be unreasonably withheld, assume the responsibility for enforcing the PDD Patents, at the Pharmacopeia Group’s sole expense.

c.             PDD will not enter into any settlement or compromise with an infringing third party that requires the Pharmacopeia Group to sublicense or relinquish any of the rights granted to the Pharmacopeia Group hereunder without the Pharmacopeia Group’s prior written consent.  In the event the Pharmacopeia Group assumes the responsibility for enforcing the PDD Patents against a third party, the Pharmacopeia Group will not enter into any settlement or compromise with an infringing third party without the consent of PDD.

d.             In any action to enforce any PDD Patents, either party, at the reasonable request and sole expense of the other party, will cooperate to the fullest extent reasonably possible with the other party, including being joined as a party to the action, if necessary.  This provision does not require, and may not be construed to require, either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

e.             Any consideration received or recovered by either party from any litigation or settlement of any claim or suit pursuant to Section 3.6b will first be applied to reimburse the Pharmacopeia Group and PDD, as applicable, for such party’s respective litigation expenditures related to enforcing the PDD Patents licensed to the Pharmacopeia Group under this Agreement.  Any additional recovery, beyond the collective expenditures, will be divided between PDD and the Pharmacopeia Group in proportion to each party’s respective share of the litigation expenditures related to the PDD Patents licensed to the Pharmacopeia Group under this Agreement.

4.             Source Code.

4.1.          Both parties will provide the other party with a copy of any Source Code it has in its possession.

4.2.          License Grant.

a.             The Pharmacopeia Group grants to PDD and PDD accepts a non-exclusive, non-transferable, royalty-free, fully paid, perpetual, non-terminable license to use the Source Code solely for PDD’s Internal Business.

b.             The Pharmacopeia Group grants to PDD and PDD accepts a non-exclusive, non-transferable license to modify, enhance, adapt and make derivative works from the Source Code solely for use in PDD’s Internal Business.

4.3.          License Limitations

a.             The Licenses granted in Section 4.2.a is subject to all use restrictions and confidentiality obligations set forth in this Agreement respecting the Software licensed to PDD under this Agreement.

b.             The Pharmacopeia Group does not supply maintenance and support services for Source Code under this Agreement.

4.4.          Proprietary Rights in Modifications.

a.             Any and all right, title, intellectual property rights and/or other ownership or proprietary interest, whether in the United States or abroad, in or to any and all improvements, enhancements, modifications, or derivative versions (hereinafter collectively referred to as “Modifications”) of the Source Code, if any, developed by or for PDD with the use of the Source Code provided by The Pharmacopeia Group shall vest exclusively in The Pharmacopeia Group and/or its licensors.

b.             PDD hereby irrevocably assigns all such rights and interest in Modifications to The Pharmacopeia Group and/or its licensors.

i.              To the extent PDD cannot assign such rights, PDD hereby waives and agrees never to assert such rights against The Pharmacopeia Group or any of The Pharmacopeia Group’s licensees.

ii.             If PDD has any right to the Modifications that cannot be assigned to The Pharmacopeia Group or waived by PDD, PDD unconditionally and irrevocably grants to The Pharmacopeia Group, during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense throughout multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed such rights.

iii.            PDD agrees to obtain such assignment, waiver, covenant not to assert such rights, or license from any subsidiary, subcontractor, or employee who creates, either in whole or part, the Modifications.

iv.            At the expense of the Pharmacopeia Group, PDD agrees to render reasonable cooperation to The Pharmacopeia Group in the procurement and maintenance of The Pharmacopeia Group’s rights in the Modifications and to execute all documents which The Pharmacopeia Group reasonably deems necessary and desirable for vesting the Pharmacopeia Group with such rights throughout the world, including litigation of applicable patents, copyrights and other proceedings.

v.             In the event that PDD is unable for any reason whatsoever to secure a signature on behalf of The Pharmacopeia Group to any document it believes is reasonably required in order to apply for or execute any patent, copyright or other application with respect to the Modifications, PDD hereby irrevocably designates and appoints The Pharmacopeia Group and its duly authorized officers and agents as PDD’s agents and its attorneys-in-fact solely to act for and in its behalf and instead of it, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights therein with the same legal force and effect as if executed by PDD.

vi.            PDD agrees to communicate and disclose to The Pharmacopeia Group in writing the content and nature of the Modifications, promptly upon the development of the Modifications.

c.             Subject to the terms and conditions of this Agreement, The Pharmacopeia Group hereby grants to PDD a non-exclusive, non-transferable, royalty-free, fully paid, non-terminable license to use the Modifications solely for PDD’s Internal Business needs.

i.              PDD may not sublicense or distribute the Modifications or make them available to any other third party.

ii.             Nothing herein shall obligate PDD to effect any Modifications to the Software.

iii.            The Pharmacopeia Group shall have no maintenance, support, warranty or indemnity obligations with respect to Modifications created by or for PDD, and The Pharmacopeia Group disclaims all express and implied warranties relating to such Modifications, including the implied warranties of merchantability, fitness for a particular purpose and non-infringement.

5.             Use of Names.  Other than as required by Section 2.6 above, nothing in this Agreement confers to either party any right to use in publicity, advertising, promotion or marketing any name, trade name, trade mark or other designation of the other party, without the other party’s prior express permission.

6.             Warranties.

6.1.          Each of PDD and Pharmacopeia, for itself and on behalf of the Pharmacopeia Group, represents and warrants to the other party that

a.             the representing party is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

b.             such party has the legal power and authority to execute, deliver and perform this Agreement;

c.             the execution, delivery and performance by such party of this Agreement has been duly authorized by all necessary corporate action;

d.             this Agreement constitutes the legal, valid and binding obligation of such party (and, in the case of Pharmacopeia, the Pharmacopeia Group), enforceable against such party (and, in the case of Pharmacopeia, the Pharmacopeia Group) in accordance with its terms;

e.             the execution, delivery and performance of this Agreement will not cause or result in a violation of any law, of such party’s charter documents, or of any contract by which such party (or, in the case of Pharmacopeia, the Pharmacopeia Group) is bound; and

f.              the representing party (and, in the case of Pharmacopeia, the Pharmacopeia Group) has not, to the best of the representing party’s knowledge, entered into, nor will the representing party (or, in the case of Pharmacopeia, the Pharmacopeia Group) after the Effective Date knowingly enter into any written or oral agreement that is or would be inconsistent with the representing party’s (or, in the case of Pharmacopeia, the Pharmacopeia Group’s) obligations under this Agreement or deprives or would deprive the other party of any rights granted under this Agreement.

6.2.          Pharmacopeia warrants, for itself and on behalf of the Pharmacopeia Group, that

a.             the Pharmacopeia Group has the unencumbered right to grant to PDD the licenses conveyed herein according to the terms of this Agreement;

b.             for the twelve (12) months following the Effective Date (the “Warranty Period”), the Software will perform substantially in accordance with any specifications set forth in the Documentation when properly operated on the designated hardware and operating system; and

c.             the Pharmacopeia Group is not aware of any claim or demand of any right in or to any of the Software;

d.             as of the Effective Date, none of the Licensed Patents is the subject of any litigation;

e.             the Pharmacopeia Group is not aware of any claim or demand of any right in or to any of the Licensed Patents; and

f.              that it has the right to grant the license to the Source Code according to the terms of this Agreement.

6.3.          PDD warrants that

a.             as of the Effective Date, PDD is not aware that any of the Licensed Patents or PDD Patents is the subject of any litigation; PDD is not aware of any claim or demand of any right in or to any of the Licensed Patents or PDD Patents; and

b.             PDD has the unencumbered right to grant to the Pharmacopeia Group the licenses conveyed herein according to the terms of this Agreement.

6.4.          The Pharmacopeia Group’s sole obligation and PDD’s exclusive remedy for a breach of the warranty set forth in Section 6.2.b is for the Pharmacopeia Group to replace defective Software media or materials and to use commercially reasonable efforts to correct any material error or defect in the Software as expeditiously as reasonably possible.  This warranty does not apply to problems arising from (i) PDD’s modification or misuse of the Software; (ii) malfunction of PDD’s equipment, operating system, or software not supplied by the

Pharmacopeia Group; or (iii) attempts to use the Software in a manner or purpose for which it was not intended.

6.5.          THE PHARMACOPEIA GROUP MAKES NO WARRANTY OR REPRESENTATION THAT THE PRACTICE OF ANY OF THE INVENTIONS DISCLOSED IN THE LICENSED PATENTS WILL NOT INFRINGE ANY PATENT, TRADE SECRET OR OTHER PROPRIETARY RIGHT, FOREIGN OR DOMESTIC, OF ANY THIRD PARTY.

6.6.          THE PHARMACOPEIA GROUP DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY RELATING TO THE SOURCE CODE, INCLUDING, WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

6.7.          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PHARMACOPEIA GROUP MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SOFTWARE.  NEITHER THE PHARMACOPEIA GROUP NOR ITS LICENSORS OR SUPPLIERS WARRANT THAT THE SOFTWARE OR ANY USE OF THE SOFTWARE OR EQUIPMENT WILL BE UN-INTERRUPTED OR ERROR-FREE.  PDD ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

6.8.          PDD MAKES NO WARRANTY OR REPRESENTATION THAT THE PRACTICE OF ANY OF THE INVENTIONS DISCLOSED IN THE PDD PATENTS WILL NOT INFRINGE ANY PATENT, TRADE SECRET OR OTHER PROPRIETARY RIGHT, FOREIGN OR DOMESTIC, OF ANY THIRD PARTY.

6.9.          PDD MAKES NO WARRANTY OR REPRESENTATION THAT THE PRODUCTION, USE, SALE, IMPORT OR EXPORT OF ANY PDD PATENT PRODUCT WILL NOT INFRINGE ANY PATENT, TRADE SECRET OR OTHER PROPRIETARY RIGHT, FOREIGN OR DOMESTIC, OF ANY THIRD PARTY.

6.10.        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE PHARMACOPEIA GROUP NOR PDD MAKE ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, OR STATUTORY INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NONE ARE CREATED, WHETHER UNDER THE UNIFORM COMMERCIAL CODE, CUSTOM OR USAGE IN THE INDUSTRY OR THE COURSE OF DEALINGS BETWEEN THE PARTIES.

7.             Indemnification.

7.1.          Subject to the terms of Section 7.11, the Pharmacopeia Group shall at its expense defend PDD, its Affiliates after the Effective Date and their directors, officers, agents, employees, representatives and assigns, against any claim, liabilities, damages, expenses and losses (including reasonable attorney fees and costs) and shall indemnify and hold PDD, such Affiliates and other indemnitees harmless from any final judgment arising out of (i) the negligent actions of the Pharmacopeia Group, its employees or any third party acting on behalf or under authority of the Pharmacopeia Group in the performance of this Agreement and (ii) the breach of any representation or warranty of the Pharmacopeia Group in this Agreement.

7.2.          Subject to the terms of Section 7.11, PDD shall at its expense defend the Pharmacopeia Group, its Affiliates after the Effective Date and their directors, officers, agents,

employees, representatives and assigns, against any claim, liabilities, damages, expenses and losses (including reasonable attorney fees and costs) and shall indemnify and hold the Pharmacopeia Group, such Affiliates and other indemnitees harmless from any final judgment arising out of (i) the negligent actions of PDD, its employees or any third party acting on behalf or under authority of PDD in the performance of this Agreement and (ii) the breach of any representation or warranty of PDD in this Agreement.

7.3.          Subject to the terms of Section 7.11, The Pharmacopeia Group shall at its expense defend PDD, its Affiliates after the Effective Date and their directors, officers, agents, employees, representatives and assigns, against any claim, liabilities, damages, expenses and losses (including reasonable attorney fees and costs) and shall indemnify and hold PDD, such Affiliates and other indemnitees harmless from any final judgment that a current, unmodified copy of the Software infringes a U.S. patent or copyright, provided that (i) the Pharmacopeia Group is given prompt written notice of any such claim, (ii) the Pharmacopeia Group shall have sole control of the settlement or defense of any action against PDD to which this indemnity applies; and (iii) PDD cooperates with the Pharmacopeia Group, at the Pharmacopeia Group’s expense, in every reasonable way to facilitate such defense.

7.4.          Should the use of the Software be enjoined, or should the Pharmacopeia Group desire to minimize its liabilities hereunder, the Pharmacopeia Group shall have the right, at the Pharmacopeia Group’s sole option and expense, to secure the right for PDD to continue use of the Software or to replace or modify the Software to make it noninfringing.

7.5.          The Pharmacopeia Group shall at its expense defend PDD, its Affiliates after the Effective Date and their directors, officers, agents, employees, representatives and assigns, against any claim, liabilities, damages, expenses and losses (including reasonable attorney fees and costs) and shall indemnify and hold PDD, such Affiliates and other indemnitees harmless from any final judgment that the Source Code as provided hereunder infringes a U.S. patent or copyright, provided that (i) the Pharmacopeia Group is given prompt written notice of any such claim, (ii) the Pharmacopeia Group shall have sole control of the settlement or defense of any action against PDD to which this indemnity applies; and (iii) PDD cooperates with the Pharmacopeia Group, at the Pharmacopeia Group’s expense, in every reasonable way to facilitate such defense.

7.6.          Should the use of the Source Code be enjoined, or should the Pharmacopeia Group desire to minimize its liabilities hereunder, the Pharmacopeia Group shall have the right, at the Pharmacopeia Group’s sole option and expense, to secure the right for PDD to continue use of the Source Code or to replace or modify the Source Code to make it noninfringing

7.7.          Upon seeking indemnification under this Agreement, the party seeking indemnification (the “Requesting Party”), will give the other party (the “Indemnifying Party”) prompt written notice of the commencement of any action (and any prior claims relating to such action) for which the Requesting Party seeks indemnification.  The Indemnifying Party will have no liability or responsibility of any kind to the Requesting Party if it is not promptly notified and does not have adequate opportunity to defend.

7.8.          If the Indemnifying Party is given prompt notice and has adequate opportunity to defend, but fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, the Requesting Party may assume the defense of such claim or action for the account and at the risk of the Indemnifying Party, and any liabilities related thereto shall be conclusively deemed a liability of the Indemnifying Party.

7.9.          Except as provided in Section 7.8, the Indemnifying Party will have sole control of the defense of the action and of all negotiations for its settlement or compromise.  The Indemnifying Party, however, is not permitted to settle or compromise any claim or action that imposes any restrictions or obligations on the Requesting Party, without the Requesting Party’s prior written consent.

7.10.        The indemnification rights under this Agreement are in addition to all other rights which the parties may have at law or in equity or otherwise.

7.11.        IN NO EVENT SHALL ANY OF THE PHARMACOPEIA GROUP OR PDD OR THE LICENSORS OR SUPPLIERS OF EITHER THE PHARMACOPEIA GROUP OR PDD BE LIABLE FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF GOODWILL, DATA LOSS, BUSINESS DISRUPTION, OR COMPUTER FAILURE.  EACH PARTY ACKNOWLEDGES THAT THE LICENSING RIGHTS REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ON THE TERMS HEREOF WITHOUT THESE LIMITATIONS ON EACH PARTY’S LIABILITY.

8.             Term and Termination.

8.1.          This Agreement is effective as of the Effective Date and continues until the termination or expiration of the last to terminate or expire of the Licensed Patents. Unless earlier terminated pursuant to the provisions of Section 8.2 or Section 8.4, the license granted in Section 3.4.a shall terminate upon the expiration of the last to expire PDD Patent.

8.2.          The Pharmacopeia Group has the right to terminate a license granted in Sections 2.1, 3.1.a, or 4.2 of this Agreement if PDD breaches any material provision of this Agreement with respect to such particular license and fails to remedy such breach within sixty (60) days after receiving written notice of such breach.  This right of termination, however, cannot be exercised if at any time during said time period, PDD advises the Pharmacopeia Group that it challenges the alleged breach.  In such event, PDD and the Pharmacopeia Group will negotiate in good faith to resolve any disputed breach.

8.3.          PDD has the right to terminate a license granted under Section 3.4.a of this Agreement if the Pharmacopeia Group breaches any material provision of this Agreement with respect to such license and fails to remedy such breach within sixty (60) days after receiving written notice of such breach.  This right of termination, however, cannot be exercised if at any time during said time period, the Pharmacopeia Group advises PDD that it challenges the alleged breach.  In such event, PDD and the Pharmacopeia Group will negotiate in good faith to resolve any disputed breach.

8.4.          In the event any proceeding is instituted by or against any member of the Pharmacopeia Group or PDD seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or taking any action to authorize any of the foregoing or similar actions by or against any such Pharmacopeia Group member or PDD, all rights and licenses granted hereunder are and shall otherwise be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code (11 U.S.C. 365(n)), licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code.

8.5.          Termination or expiration of this Agreement does not release PDD or the Pharmacopeia Group from any obligation theretofore accrued.

8.6.          Upon any termination or expiration of any license right granted under Section 2.1, PDD shall make no further use of that portion of the Software subject to such license right and shall either return to the Pharmacopeia Group or destroy originals and all copies of the Software and supporting materials subject to such license right.  PDD shall supply a written affidavit executed by an officer of PDD to the Pharmacopeia Group certifying that it no longer possesses any embodiments of the Software or supporting materials subject to such license right.  No refunds or credits will be due PDD.

9.             Miscellaneous.

9.1.          Relationship of the Parties.  The relationship of PDD and the Pharmacopeia Group under this Agreement is that of independent contractors.  The provisions of this Agreement will not be construed to create between PDD and the Pharmacopeia Group the relationship of principal and agent, joint venturers, co-partners or any other similar relationship, the existence of which is hereby denied by PDD and the Pharmacopeia Group.  Neither party nor any member of the Pharmacopeia Group will be liable in any way for any engagement, obligation, liability, contract, representation or warranty of the other party to or with any third party.  PDD is not an agent for the Pharmacopeia Group and the Pharmacopeia Group is not an agent for PDD for any purpose and each party has no right or authority to assume or create any obligations, express or implied, on behalf or in the name of the other party.

9.2.          Notices.  Any notice or other communication required or permitted to be given by either party under this Agreement shall be in writing and shall be effective when delivered, if delivered by hand or by electronic facsimile, or one (1) day after being sent by overnight express courier (e.g. Federal Express), or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested.  Any such notice or communication shall be addressed to each party or the Pharmacopeia Group at the following addresses or such other address as may be designated by notice pursuant to this Section 9.2:

If to PDD:	If to Pharmacopeia or any other member of the Pharmacopeia Group:

Pharmacopeia Drug Discovery, Inc.	Pharmacopeia, Inc. / Accelrys, Inc.
3000 Eastpark Boulevard	9685 Scranton Road
Cranbury New Jersey 08512	San Diego, CA 92121-3752
Facsimile: (609) 452-3672	Facsimile: (858) 799-5100
Attn: General Counsel	Attn: General Counsel

9.3.          Waiver.  No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision of this Agreement; and no waiver will be effective unless in writing.

9.4.          Survival.  The following Sections shall survive any termination or expiration of this Agreement: Sections 2.5, 2.6, 2.7, 3.1.a, 4.2, 6.2.b, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 9.1, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, and 9.13 and Article 7 survive any termination or expiration of this Agreement

9.5.          Force Majeur. In the event that the performance of this Agreement or of an obligation under this Agreement, is prevented, restricted or interfered with by reason of any cause not within the control of the respective party, and which could not by reasonable diligence have been avoided by such party, the party so affected, upon the giving of prompt notice to the other party, as to the nature and probable duration of such event, will be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the party so affected uses its reasonable efforts to avoid or remove such cause of non-performance and will fulfill and continue performance under this Agreement whenever and to the extent such cause or causes are removed.  For the purpose of this Section, but without limiting the generality hereof, the following are not within the control of a party: acts of God; acts or omissions of a governmental agency or body; compliance with requests, recommendations, rules, regulations, or orders of any governmental authority or any officer, department, agency, or instrument thereof; flood; storm; earthquake; fire; war; insurrection; riot; terrorist incidents, accidents; acts of the public enemy; invasion; disease: quarantine restrictions; strike; labor lockout; differences with workmen; embargoes; delays or failures in transportation; and acts of a similar nature.

9.6.          Choice of Law.  This Agreement shall be construed and take effect in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws principals.  The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from this Agreement.

9.7.          Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or void, such will be without effect on the validity, legality and enforceability of the remaining provisions or this Agreement as a whole.  Such invalid, illegal, unenforceable or void provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law, and such decision shall not affect the validity or enforceability of any or all of the remaining provisions.

9.8.          Headings.  The section and paragraph headings and numbering are for convenience only and cannot have any effect on the interpretation or construction of this Agreement.

9.9.          Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors and assigns of the parties hereto, provided that this Agreement, in whole or in part, is not assignable by either party, except that either party may assign this Agreement to any successor by merger or sale of substantially all of its business or assets to which this Agreement pertains; provided, however, that PDD may not assign this Agreement to any competitor of the Pharmacopeia Group that is engaged in the sale of software.  Any effort to assign in violation hereof is considered void.  In the event of any assignment, the assigning party must provide the other party with appropriate documentation of the assignment.

9.10.        Merger.  Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms and further agrees that it constitutes the complete and exclusive understanding between the parties, which supersedes and merges all prior proposals, understandings, representations, and agreements, oral and written, between the parties regarding the subject matter of this Agreement; and no party has relied on any representation not expressly set forth or referred to in this Agreement.

9.11.        Amendment.  No amendment, variation, waiver or modification of any of the terms or provisions of this Agreement will be effective unless set forth in writing, specifically referencing this Agreement, and duly signed by an authorized officer of the party to be bound thereby.

9.12.        Execution.  This Agreement may be executed in two or more counterparts, all of which constitute one and the same legal instrument.

9.13.        Going Forward.  The Pharmacopeia Group and PDD agree to execute, acknowledge and deliver such further instruments and do all other such acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Pharmacopeia, Inc.		Pharmacopeia Drug Discovery, Inc.

By:	/s/ John J. Hanlon	By:	/s/ Joseph A. Mollica, Ph.D.
	Name: John J. Hanlon		Name: Joseph A. Mollica, Ph.D.
	Title: Chief Financial Officer		Title: President and Chief Executive Officer

Accelrys Inc.

By:	/s/ Mark J. Emkjer
Name: Mark J. Emkjer
Title: President and Chief Executive Officer